Exhibit 99.1

Investor and Media Relations

Susan Specht

Director, Corporate Communications

(206) 442-6592

FOR IMMEDIATE RELEASE

ZymoGenetics Reports First Quarter 2009 Financial Results

- Cash position strengthened by $105.0 million in PEG-Interferon lambda license fees -

- RECOTHROM hospital demand increased by approximately 45% from previous quarter -

Seattle, May 5, 2009 – ZymoGenetics, Inc. (NASDAQ:ZGEN) today reported its financial results for the first quarter ended March 31, 2009. In the first quarter of 2009, the company’s net loss declined to $18.1 million, or $0.26 per share, from $40.9 million, or $0.60 per share, for the prior year’s first quarter. The decreased loss primarily resulted from higher revenues as well as lower research and development expenses.

“We have made important progress this year toward our long-term objective of achieving financial sustainability,” stated Douglas E. Williams, Ph.D., Chief Executive Officer of ZymoGenetics. “We’ve received $105 million in PEG-Interferon lambda license fees so far in 2009 and we expect to receive another $95 million in related milestone payments later this year. We also recently took action to substantially reduce our ongoing operating expenses, and we continue to see increased traction in the market for RECOTHROM.”

As of March 31, 2009, the company had $152.6 million of cash, cash equivalents and short-term investments. The company also has a funding arrangement with Deerfield Management that allows the company to borrow up to an additional $75.0 million through January 2010, with repayment of outstanding amounts due in June 2013.

Financial Results

Revenues for the first quarter of 2009 were $24.8 million compared to $13.5 million for the prior year quarter. The increase was primarily due to higher collaboration and license revenues and incremental sales of RECOTHROM in the United States.

RECOTHROM net sales were $4.5 million for the first quarter of 2009 compared to $1.0 million for the first quarter of 2008 and $4.7 million for the fourth quarter of 2008. Net sales for the fourth quarter of 2008 included approximately $0.8 million of wholesale inventory build, which was cleared from the wholesaler channel during first quarter 2009. After adjusting for the effects of this inventory build, net sales in the fourth quarter of 2008 would have been $3.9 million and first quarter 2009 net sales would have been $5.3 million, an increase of 36%. Wholesale inventories were believed to be at normal levels as of March 31, 2009.

Collaboration and license revenues were $20.0 million for the first quarter of 2009 compared to $11.0 million in the prior year quarter. The increase was primarily related to the PEG-Interferon lambda collaboration with Bristol-Myers Squibb signed in January 2009 and the accelerated recognition of previously deferred revenues associated with the August 2008 restructuring of the atacicept co-development relationship with Merck Serono.

Research and development expenses for the first quarter of 2009 were $24.7 million, a decrease of $14.5 million from the first quarter of 2008. The decrease was primarily the result of reduced costs associated with the atacicept co-development collaboration with Merck Serono and reduced salary and benefit costs resulting from headcount reductions made in February 2008.

Selling, general and administrative expenses for the first quarter of 2009 were $15.0 million, consistent with the first quarter of 2008.

Net other expense for the first quarter of 2009 totaled $2.2 million as compared to $0.4 million for the first quarter of 2008. The net other expense increase resulted from lower investment income for the first quarter of 2009, which was caused by reduced amounts available to invest and lower rates of return on those investments. Interest expense related to the first $25.0 million draw on the Deerfield Management debt financing in November 2008 also contributed to the increased expense.

Business Highlights

ZymoGenetics has made significant progress in executing its business plan in 2009 to date, including the following highlights:

RECOTHROM® Thrombin, topical (Recombinant)

The number of hospitals purchasing RECOTHROM continued to increase and overall hospital demand for RECOTHROM increased by approximately 45% in the first quarter of 2009 versus the fourth quarter of 2008. Phase 4 post-approval studies were initiated under an agreement with the U.S. Food and Drug Administration in patients who had prior exposure to RECOTHROM as well as in pediatric patients. The company’s partner, Bayer Healthcare, filed for regulatory approval in Australia in February 2009 and continued to pursue approval in Europe based on its August 2008 Marketing Authorization Application filing.

PEG-Interferon lambda

In January 2009, the company announced a global collaboration with Bristol-Myers Squibb for PEG-Interferon lambda. The collaboration agreement became effective upon Hart-Scott-Rodino Antitrust Improvements Act clearance, and ZymoGenetics received two licensing fee payments totaling $105.0 million in March 2009. Interim Phase 1b results, which were presented at the European Association for the Study of the Liver annual meeting in April 2009, suggest that PEG-Interferon lambda can be safely combined with ribavirin in patients with hepatitis C virus. In the Phase 1b clinical trial, PEG-Interferon lambda was well tolerated and demonstrated robust, dose-dependent anti-viral activity as a single agent and in combination with ribavirin.

Interleukin-21 (IL-21)

In March 2009, patient treatment was completed in a Phase 2 study of IL-21 in renal cell carcinoma administered in combination with Nexavar® (sorafenib) tablets. Final results of this Phase 2 clinical trial were accepted for a poster presentation and discussion at the American Society of Clinical Oncology annual meeting on May 31, 2009. In addition, while enrollment of patients in a single agent Phase 2 metastatic melanoma study is continuing, interim results were accepted for presentation at the 7th World Congress on Melanoma on May 13, 2009.

Preclinical Research & Development

The company licensed development rights to eight early stage non-core product candidates to Seattle Life Sciences in exchange for potential milestones and royalties. In addition, ZymoGenetics will receive an equity interest in Seattle Life Sciences upon completion of a venture capital financing.

Corporate Restructuring

In late April, the company announced a reduction in its workforce of approximately 32%, or 161 employees, as part of a corporate restructuring. Operations are being reorganized to focus company resources on assets with the potential to generate the greatest value. The company expects to realize annual expense savings of approximately $30 million beginning in the third quarter of 2009, and will record a charge of approximately $8.5 million in the second quarter of 2009 for severance and other costs related to the workforce reduction.

Conference Call and Webcast Information

ZymoGenetics First Quarter 2009 Financial Results Conference Call will be held on May 5, 2009 at 4:30 p.m. Eastern Time and may be accessed at www.zymogenetics.com or by dialing 1-877-407-0778 (International: 1-201-689-8565). Participants should dial in to the call approximately 10 minutes prior to the scheduled start time to register. A live audio webcast and slide presentation can be accessed by going to: www.zymogenetics.com. The webcast will be archived for 60 days.

For replay, please visit www.zymogenetics.com or use the following information:

•	U.S. callers: 1-877-660-6853

•	International callers: 1-201-612-7415

Replay passcode account #: 286

Conference ID #: 319537

About ZymoGenetics

ZymoGenetics creates novel protein drugs that help patients fight disease. The Company developed and markets RECOTHROM® Thrombin, topical (Recombinant). Other product candidates are focused on cancer, autoimmune and viral diseases. ZymoGenetics intends to commercialize product candidates through internal development, collaborations with partners, and out-licensing of patents from its extensive patent portfolio. For further information, visit www.zymogenetics.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the current intent and expectations of the management of ZymoGenetics. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. ZymoGenetics actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements because of risks associated with our unproven product sales and marketing, manufacturing and commercialization capabilities, strategic partnering activities, product safety, clinical trials and results, regulatory oversight, intellectual property claims and litigation, the global economic situation and other risks detailed in the company’s public filings with the Securities and Exchange Commission, including the company’s most recent Annual Report on Form 10-K for the year ended December 31, 2008 and subsequent Quarterly Reports on Form 10-Q. Except as required by law, ZymoGenetics undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

RECOTHROM® Thrombin, topical (Recombinant) is a registered trademark of ZymoGenetics, Inc.

Nexavar® (sorafenib) tablets is a registered trademark of Bayer HealthCare Pharmaceuticals, Inc.

ZYMOGENETICS, INC.

STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2009	2008
Revenues:
Product sales, net	$4,505	$986
Royalties	322	1,534
Collaborations and licenses	20,018	10,992

Total revenues	24,845	13,512
Costs and expenses:
Costs of product sales	1,016	106
Research and development	24,737	39,248
Selling, general and administrative	15,002	14,627

Total costs and expenses	40,755	53,981

Loss from operations	(15,910)	(40,469)
Other expense, net	(2,219)	(427)

Net loss	$(18,129)	$(40,896)

Basic and diluted net loss per share	$(0.26)	$(0.60)

Weighted-average number of shares used in computing net loss per share	68,869	68,619

BALANCE SHEETS (in thousands)
	March 31, 2009	December 31, 2008
	(unaudited)
Cash, cash equivalents and short-term investments	$152,602	$89,887
Inventory	41,448	28,241
Other current assets	11,252	14,828
Property and equipment, net	62,417	63,676
Deferred financing costs	6,280	6,726
Other assets	5,716	6,688

Total assets	$279,715	$210,046

Current liabilities	$97,599	$56,968
Lease obligations	67,191	67,366
Debt obligations	25,000	25,000
Collaboration obligations	46,567	—
Other non-current liabilities	34,962	37,353
Shareholders’ equity	8,396	23,359

Total liabilities and shareholders’ equity	$279,715	$210,046

# # #